EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (No. 333-269774) on Form S-3, and the registration statements (No. 333-197688, No. 333-210954, No. 333-237144, No. 333-255571, and No. 333-255572) on Form S-8 of Cleveland-Cliffs Inc. of our report dated January 17, 2025, on the consolidated financial statements of Stelco Holdings Inc., which comprise the consolidated balance sheets as at December 31, 2023 and December 31, 2022, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, which are included in the Current Report on Form 8-K/A dated January 17, 2025 of Cleveland-Cliffs Inc.

/s/ KPMG LLP

January 17, 2025
Hamilton, Canada